                                                                 EXHIBIT 99.g(2)

                             REIMBURSEMENT AGREEMENT

         AGREEMENT made this __ day of _______, 2004, by and between TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the "Company"), and TORTOISE CAPITAL ADVISORS, LLC, a Delaware limited liability company (the "Adviser").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Adviser have separately entered into an Investment Advisory Agreement of even date herewith (the "Advisory Agreement"); and

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Company, it is hereby agreed by and between the parties hereto as follows:

         1. For the period from the commencement of the Company's operations through January 31, 2005 and for the 12 month periods ending January 31 in each indicated year during the term of the Advisory Agreement (including any continuation done in accordance with Section 15(c) of the Investment Company Act of 1940), the Adviser agrees to reimburse the Company for fees and expenses, including the investment advisory fee and other expenses, in the amounts determined by applying the following annual rates to the average daily net assets of the Company:

                                          Percentage Reimbursed
 Period ending               (as a percentage of average monthly managed assets)
----------------             ---------------------------------------------------
January 31, 2005                                    .23%
January 31, 2006                                    .23%
January 31, 2007                                    .10%
January 31, 2008                                    .10%
January 31, 2009                                    .10%

         2. To effect the expense reimbursement provided for in this Agreement, the Company may offset the appropriate amount of the reimbursement contemplated hereunder against the investment advisory fee payable under the Advisory Agreement.

         3. This Agreement, and the Adviser's obligation to so reimburse fees and expenses hereunder, shall terminate on the earlier of (a) January 31, 2009 or (b) termination of the Advisory Agreement.

         4. Except as provided in paragraph 3, above, this Agreement may be terminated only by the vote of the Board of Directors of the Company, including the vote of a majority of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940.

         5. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

                                                  TORTOISE ENERGY INFRASTRUCTURE
                                                  CORPORATION

                                                  By:___________________________
                                                              [title]

                                                  TORTOISE CAPITAL ADVISORS, LLC

                                                  By:___________________________
                                                              [title]